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November 4, 1998                                          Exhibits 5 and 23.1



Household Auto Receivables Corporation
1111 Town Center Drive
Las Vegas, Nevada  89134

Gentlemen:

     I am a Vice President-Corporate Law and Assistant Secretary of Household International, Inc., a Delaware corporation ("Household"), the ultimate parent corporation of Household Finance Corporation (the "Master Servicer"), Household Auto Receivables Corporation (the "Seller"), Household Automotive Finance Corporation ("HAFC"). Pursuant to your request I am providing this opinion to you in connection with the issuance of the Household Automobile Trust I, Series 1998-1 Notes (as defined herein), issued pursuant to a Trust Agreement (the "Trust Agreement"), dated as of March 1, 1998, between the Seller and Wilmington Trust Company, as Owner Trustee (the "Owner Trustee"). The Trust Agreement creates Household Automotive Revolving Trust I (the "Issuer"), a statutory business trust established under the laws of the State of Delaware.

     Pursuant to a supplement expected to be dated as of October 1, 1998 among the Master Servicer, the Issuer, the Seller, the Trustee (as defined below), and the Owner Trustee (the "Series 1998-1 Supplement"), the Seller proposes to direct the Owner Trustee to issue the Series 1998-1 Notes (the "Notes"). The Series 1998-1 Supplement supplements the terms of the Trust Agreement and an Indenture (the "Indenture"), dated as of October 1, 1998 among the Issuer, the Master Servicer and The Chase Manhattan Bank as Trustee and Trust Collateral Agent (the "Trustee"). The terms of the Indenture are governed by the laws of the State of New York.

     In connection with the issuance of the Notes, the HAFC has entered into a Master Receivables Purchase Agreement with the Seller, dated as of March 1, 1998 (the "Purchase Agreement"), which as supplemented by Receivables Purchase Agreement Supplements thereto, provides for the sale and transfer from time to time of certain retail installment sales contracts secured by new and used automobile and light trucks (the "Receivables") from the HAFC to the Seller. In connection with each such transfer, the Seller intends to transfer the Receivables to the Issuer pursuant to the terms of the Master Sale and Servicing Agreement (the "Sale and


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Household Auto Receivables Corporation
November 4, 1998
Page 2

Servicing Agreement"), dated as of March 1, 1998 among the Issuer, the Seller, the Master Servicer, and Norwest Bank Minnesota, National Association, as Trust Collateral Agent, as supplemented from time to time by certain Transfer Agreements. The Chase Manhattan Bank has succeeded Norwest Bank Minnesota, National Association Collateral Agent under the Sale and Servicing Agreement.

     I refer to the Registration Statement, as amended, on Form S-3 (File Nos. 333-59837 and 333-59837-01) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), pertaining to the Notes. Terms used herein that are not defined herein shall have the meanings ascribed thereto in the Registration Statement.

     The Registration Statement relates to a financing program which involves the sale by HAFC to the Seller and the assignment by the Seller to the Issuer of the Receivables acquired by HAFC from automotive dealers. The Receivables and certain other assets of the Issuer will be pledged by the Issuer to the Trustee pursuant to the Indenture. The Notes will be debt of the Issuer and will be offered pursuant to the Registration Statement. The Notes shall be issued in seven classes under the Indenture as set forth in the Registration Statement.

     I am, or attorneys under my supervision are, familiar with the proceedings to date with respect to the proposed offering and sale to the public of the Notes and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

     Based on the foregoing, it is my opinion that the Notes will be legally and validly issued and will be legal and binding obligations of the Issuer, entitled to the benefits of the Indenture and the Series 1998-1 Supplement when the following has occurred:

          1) the Registration Statement shall have been declared effective by the Commission under the Act,

          2) the Indenture, the Trust Agreement, the Sale and Servicing Agreement and the Series 1998-1 Supplement each shall be duly executed and delivered by the parties thereto,

          3) the Notes shall have been duly authenticated by the Indenture Trustee in accordance with the Indenture, and delivered by the Seller in accordance with the Underwriting Agreement among HFC, the Seller, HAFC and the Underwriters named therein (the "Underwriting Agreement"), and


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Household Auto Receivables Corporation
November 4, 1998
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          4)  the Seller shall have received the agreed purchase price for the Notes in accordance with the Underwriting Agreement.

     In giving the opinions expressed herein, I express no opinion other than as to the laws of the State of Illinois, the general corporation laws of the States of Delaware and New York and the Federal laws of the United States. As to matters of New York law, I have conferred with attorneys employed by Household who are licensed to practice law in the State of New York.

     I do not find it necessary for the purposes of this opinion, and accordingly do not purport to cover herein, the application of the "Blue Sky" or securities laws of the various states to sale of the Notes.

     I hereby consent to the use of my name and my opinion in the Prospectus filed pursuant to Rule 430A or 424 of Regulation C of the Act, in connection with the Registration Statement, including any references to my opinions set forth in the documents incorporated by reference therein, and to the filing of this consent as an exhibit to the Registration Statement. In giving such consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,



John W. Blenke
Vice President-Corporate Law
 and Assistant Secretary